Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
KORE GROUP HOLDINGS, INC.

FIRST: The name of this corporation (the “Corporation”) shall be KORE Group Holdings, Inc.

SECOND: Its registered office in the State of Delaware is to be located at 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, United States, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:

A.
Authorized Classes of Stock and Number of Shares. The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares that the Corporation is authorized to issue is 350,000,000 shares consisting of (1) 315,000,000 shares of Common Stock, par value $0.0001 per share and (2) 35,000,000 shares of Preferred Stock, par value $0.0001 per share.

B.
Preferred Stock. Authority is hereby expressly granted to and vested in the Board of Directors from time to time to authorize and issue some or all of the Preferred Stock in one or more classes or series, and in connection with the creation of any such class or series, to determine and fix, by resolution or resolutions providing for the issuance thereof, such designations, powers, preferences, rights, qualifications, limitations and restrictions thereof, including, without limitation, the following:

1.	whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

2.	the number of shares to constitute the class or series and the designations thereof;

3.	the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

4.
whether or not the shares of any class or series shall be redeemable, and if redeemable, the redemption price or prices, and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

5.
whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

6.
the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

7.
the preferences, if any, and the amounts thereof that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

8.
whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustment, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

9.	such other designations, powers, preferences, rights, qualifications, limitations and restrictions with respect to any class or series as the Board of Directors may deem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. Subject to the terms of the designation of the applicable class or series of Preferred Stock, the Board of Directors may (a) increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any existing class or series by a resolution, or (b) decrease the number of shares of Preferred Stock designated for any class or series by a resolution subtracting from such class or series unissued shares of the Preferred Stock designated for such class or series and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

152,857 shares of the Preferred Stock of the Corporation are designated “Series A-1 Preferred Stock” with such voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefor as are stated and expressed in Exhibit I attached hereto and incorporated herein by reference.

C.	Common Stock.

1.
Dividend Rights. Subject to the rights of holders of any Preferred Stock having prior rights as to dividends, holders of Common Stock shall be entitled to share ratably, on an equal per share basis, in all dividends and other distributions payable in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors of the Corporation from time to time out of assets or funds of the Corporation legally available therefor.

2.
Preemptive Rights. No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or any obligations convertible into or exercisable or exchangeable for (directly or indirectly) securities of the Corporation whether now or hereafter authorized.

3.
Liquidation Rights. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the Corporation’s debts and subject to any rights of the holders of any Preferred Stock upon such dissolution, liquidation or winding up, the remaining assets of the Corporation shall be distributed ratably on an equal per share basis among the holders of shares of Common Stock. A merger or consolidation of the Corporation with or into any other corporation or entity, or a sale or conveyance of all or any part of the assets of the Corporation shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation.

4.
Voting Rights. Except as otherwise provided by the DGCL or this Amended and Restated Certificate of Incorporation and subject to any rights of holders of any Preferred Stock, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder on all matters voted upon by the stockholders of the Corporation.

5.	Redemption. The shares of Common Stock are not redeemable.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

SEVENTH: To the fullest extent permitted by the DGCL, as the same may be amended from time to time, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for directors, under Section 174 of the DGCL, (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) for officers, in any action by or in right of the Corporation. If the DGCL is hereafter amended to authorize, with or without the approval of a corporation’s stockholders, further reductions in the liability of a corporation’s directors or officers for breach of fiduciary duty, then a director or officer of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL as so amended.

Any repeal or modification of the foregoing provisions of this Seventh Article, by amendment of this Seventh Article or by operation of law, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

EIGHTH:

A.
The Corporation shall, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including, without limitation, attorneys’ fees and disbursements and ERISA excise taxes), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any Proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any Proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

B.
The Corporation shall, to the fullest extent permitted by the DGCL, indemnify and hold harmless any person who was or is a party or is threatened to be made a party to or is otherwise involved in any Proceeding by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or employee benefit plan, against reasonable and documented out-of-pocket expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with such Proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any Proceeding as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

C.
Expenses (including attorneys’ fees) incurred by a director or officer in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Eighth Article. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

D.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Eighth Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in this Eighth Article shall be made to the fullest extent permitted by law.

E.
Any repeal or modification of this Eighth Article by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

F.
Notwithstanding that a Covered Person may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Eighth Article shall only apply to Covered Persons in their capacity as Covered Persons.

Exhibit I

Series A-1 Preferred Stock

SECTION 1.         Classification and Number of Shares.  The shares of such series of Preferred Stock shall be classified as “Series A-1 Preferred Stock” (the “Series A-1 Preferred Stock”).  The number of authorized shares constituting the Series A-1 Preferred Stock shall be 170,000.  That number from time to time may be increased or decreased (but not below the number of shares of the Series A-1 Preferred Stock then outstanding), subject to the approvals required pursuant to Section 11(a)(i), (ii) and (vi) (to the extent related to (i) or (ii)) and Section 11(b), by (a) further resolution duly adopted by the Board, or any duly authorized committee thereof, and (b) the filing of an amendment to the Certificate of Designations pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized.

SECTION 2.          Ranking.  The Series A-1 Preferred Stock will rank, with respect to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and redemption rights:

(a)         on a parity basis with each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A-1 Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and redemption rights, including the Series A-2 Preferred Stock (such Capital Stock, “Parity Stock”);

(b)           junior to each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series A-1 Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and redemption rights (such Capital Stock, “Senior Stock”); and

(c)           senior to the Common Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A-1 Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and redemption rights (such Capital Stock, “Junior Stock”).

The Company’s ability to issue Capital Stock that ranks on a parity basis with or senior to the Series A-1 Preferred Stock shall be subject to the provisions of Section 11(a)(i), (ii) and (vi) (to the extent related to (i) or (ii)) and Section 11(b).  The respective definitions of Parity Stock, Senior Stock and Junior Stock shall also include any securities, rights or options exercisable or exchangeable for or convertible into any Parity Stock, Senior Stock or Junior Stock, as the case may be.

SECTION 3.           Definitions.  As used herein with respect to Series A-1 Preferred Stock:

“Accrued Dividends” means, as of any date, with respect to any share of Series A-1 Preferred Stock, all Dividends that have accrued on such share through the most recent Dividend Payment Date on or prior to such date pursuant to Section 4(b), and which have not, as of such date, been paid in cash.

“Applicable Redemption Date” has the meaning set forth in Section 12.

Any Person shall be deemed to “beneficially own”  any securities that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter.

“Bankruptcy Triggering Event” means any of the Company, KORE Wireless Group Inc., Maple Intermediate Holdings Inc. or any Material Subsidiary (as defined in the Credit Agreement) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding.

“Board” has the meaning set forth in the preamble above.

“Board of Directors” has the meaning set forth in the preamble above.

“Business Day” has the meaning set forth in the Investment Agreement.

“Bylaws” means the Amended and Restated Bylaws of the Company, as may be amended from time to time in accordance with the terms of the Certificate.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of (however designated) stock issued by such Person.

“Certificate” has the meaning set forth in the recitals above.

“Certificate of Designations” means the Certificate of Designations of Preferences, Rights and Limitations of Series A-1 Preferred Stock.

“Change of Control” means the occurrence of any one of the following events:  (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Searchlight Capital Partners, LP or any of its affiliates (“Searchlight”), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35%  of the aggregate voting power represented by the issued and outstanding Capital Stock of the Company (voting together as a single class, the “Total Voting Power”); or (b) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, transfer, conveyance or other disposition of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person (other than Searchlight), other than, in the case of a merger or consolidation transaction, (i) a transaction in which the survivor or transferee is a Person that is controlled by Searchlight or (ii) a transaction following which holders of securities that represented 100% of the Total Voting Power of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own, directly or indirectly, at least a majority of the Total Voting Power of the surviving Person in such merger or consolidation transaction immediately after such transaction.

“Change of Control Notice” has the meaning set forth in Section 6(b).

“close of business” means 5:00 p.m. (New York City time).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” has the meaning set forth in the preamble above.

“Credit Agreement” means that certain Credit Agreement, dated as of November 9, 2023, by and among KORE Wireless Group, Inc., as borrower, Maple Intermediate Holdings Inc., Whitehorse Capital Management, LLC, as administrative agent (the “Administrative Agent”) and collateral agent, UBS Securities LLC, as joint lead arranger and bookrunner, and each lender from time to time party thereto.

“Debtor Relief Laws” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2023; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, then the applicable Dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest.

“Dividend Payment Period” means, the period from and including the applicable Issuance Date to, but excluding, the next Dividend Payment Date and, thereafter, the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date.

“Dividend Rate” means, initially, 13% per annum; provided that such rate shall be 15% per annum from and after a Mandatory Redemption Default Event.

“Dividends” has the meaning set forth in Section 4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indenture” means the Amended and Restated Indenture, dated as of November 15, 2021, among the Company, as guarantor, KORE Wireless Group, Inc., as issuer and Wilmington Trust, National Association, as trustee.

“Governmental Entity” means any local, federal or foreign governmental entity.

“Holder” means a Person in whose name the shares of Series A-1 Preferred Stock are registered, which Person shall be treated by the Company and the Transfer Agent as the absolute owner of the shares of Series A-1 Preferred Stock for the purpose of making payment and for all other purposes; provided that, any transferee of the foregoing Person shall be deemed a “Holder” hereunder; provided, further, that, notwithstanding the foregoing, to the fullest extent permitted by Law, no Person that has received shares of Series A-1 Preferred Stock in violation of the Investment Agreement or the Certificate of Designations shall be a Holder and the Transfer Agent shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and the Person in whose name the shares of Series A-1 Preferred Stock were registered immediately prior to such Transfer shall remain the Holder of such shares.

“Incremental Amount” means the greater of (a) zero (0) and (b) the result of the following formula:

where,

M = (i) 1.80, if the Applicable Redemption Date is after the second anniversary of the Initial Closing Date and on or prior to the date that is six (6) months after the second anniversary of the Initial Closing Date; (ii) 1.90, if the Applicable Redemption Date is after the date that is six (6) months after the second anniversary of the Initial Closing Date and on or prior to the third anniversary of the Initial Closing Date; and (iii) 2.00, if the Applicable Redemption Date is after the third anniversary of the Initial Closing Date;

C = $1,000;

P = the amount in cash received by the Holder upon redemption of one share of Series A-1 Preferred Stock on the Applicable Redemption Date (including any cash dividends paid to such Holder on such share of Series A-1 Preferred Stock prior to the Applicable Redemption Date);

NW = the total number of Warrant Shares underlying the Warrant as of the Applicable Redemption Date, as such number may be adjusted pursuant to the Warrant (including all Warrant Shares received upon exercise, in whole or in part, of the Warrant on or prior to the Applicable Redemption Date and all Warrant Shares that remain underlying the Warrant after the Applicable Redemption Date);

S = (i) in the event of a redemption of any Series A-1 Preferred Shares pursuant to Section 6(a)(i) or Section 6(a)(ii), the value that the holder of one Warrant Share would be entitled to receive in the applicable Change of Control giving rise to such redemption and (ii) in the event of an Optional Redemption, the Market Price (as defined in the Warrant, mutatis mutandis) of one Warrant Share as of the Applicable Redemption Date; and

NP = the total number of shares of Series A-1 Preferred Stock initially issued on the Initial Closing Date and the Second Closing Date.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)        all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments to the extent the same would appear as a liability on a balance sheet (excluding footnotes thereto) of such Person in accordance with GAAP;

(b)        the maximum amount (after giving effect to any prior drawings or reductions which have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)         net obligations of such Person under any Swap Contract (as defined in the Credit Agreement as in effect as of the date hereof) (with the amount of such net obligations being deemed to be the aggregate Swap Termination Value (as defined in the Credit Agreement as in effect as of the date hereof) thereof as of such date);

(d)         all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within thirty (30) days after becoming due and payable), (iii) any other obligation that appears in the liabilities section of the balance sheet of such Person, to the extent (A) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (B) amounts to be applied to the payment therefor are in escrow, (iv) liabilities associated with customer prepayments and deposits, and (v) any lease, concession or license or property (or guarantee thereof) which would be considered an operating lease under GAAP as in effect on December 31, 2018, Non-Financing Lease Obligations (as defined in the Credit Agreement as in effect as of the date hereof), sale and lease back transactions or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice);

(e)        indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)        all Attributable Indebtedness (as defined in the Credit Agreement as in effect as of the date hereof);

(g)       all obligations of such Person in respect of Disqualified Equity Interests (as defined in the Credit Agreement as in effect as of the date hereof); and

(h)       all Guarantee Obligations (as defined in the Credit Agreement as in effect as of the date hereof) of such Person in respect of any of the foregoing.

provided that (i) amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith, (ii) the Indebtedness of any Person shall exclude Indebtedness incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent the proceeds thereof are and continue to be held in an Escrow (as defined in the Credit Agreement as in effect as of the date hereof) and are not otherwise made available to such person and (iii) the amount of any Permitted Convertible Indebtedness (as defined in the Credit Agreement as in effect as of the date hereof) shall be the aggregate stated principal amount thereof without giving effect to any obligation to pay cash or deliver shares with value in excess of such principal amount, and without giving effect to any integration thereof with any Permitted Bond Hedge Transaction (as defined in the Credit Agreement as in effect as of the date hereof) pursuant to U.S. Treasury Regulation § 1.1275-6.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt (as defined in the Credit Agreement as in effect as of the date hereof), (B) in the case of the Borrower (as defined in the Credit Agreement as in effect as of the date hereof) and its Restricted Subsidiaries (as defined in the Credit Agreement as in effect as of the date hereof), exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business, (C) exclude (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller and (iii) Indebtedness of any Parent Entity (as defined in the Credit Agreement as in effect as of the date hereof) appearing on the balance sheet of the Borrower (as defined in the Credit Agreement as in effect as of the date hereof) solely by reason of push down accounting under GAAP and (D) exclude obligations under or in respect of Permitted Non-Recourse Factoring (as defined in the Credit Agreement as in effect as of the date hereof).  The amount of any Indebtedness that is issued at a discount to its principal amount shall be calculated based on the initial stated principal amount thereof without giving effect to such discounts.

“Initial Closing Date” has the meaning set forth in the Investment Agreement.

“Investment Agreement” means that certain Investment Agreement dated as of November 9, 2023, by and between the Company and Searchlight IV KOR, L.P.

“Issuance Date” means, with respect to any share of Series A-1 Preferred Stock, the date of issuance of such share.

“Junior Stock” has the meaning set forth in Section 2(c).

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the legally binding interpretation or administration thereof by any Governmental Entity charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Entity.

“Lien” has the meaning set forth in the Credit Agreement.

“Liquidation Preference” means, with respect to any share of Series A-1 Preferred Stock, as of any date, $1,000 per share.

“Mandatory Redemption” has the meaning set forth in Section 8(a).

“Mandatory Redemption Date” means November 15, 2033.

“Mandatory Redemption Default Event” has the meaning set forth in Section 8(d).

“Mandatory Redemption Price” means, with respect to any share of Series A-1 Preferred Stock, an amount equal to the sum of (a) the Liquidation Preference plus (b) any Accrued Dividends with respect to such share of Series A-1 Preferred Stock plus (c) any accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share of Series A-1 Preferred Stock as of the Mandatory Redemption Date.

“Notice of Mandatory Redemption” has the meaning set forth in Section 8(a).

“Notice of Optional Redemption” has the meaning set forth in Section 7(b).

“Optional Redemption” has the meaning set forth in Section 7(a).

“Parity Stock” has the meaning set forth in Section 2(a).

“Permitted Transferee” has the meaning set forth in the Investment Agreement.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Redemption Date” means with respect to any redemption of shares of Series A-1 Preferred Stock pursuant to the Certificate of Designations, the date on which the applicable redemption consideration for the shares of Series A-1 Preferred Stock redeemed is paid or delivered to the Holder thereof.

“Redemption Price” has the meaning set forth in Section 7(a).

“Second Closing Date” has the meaning set forth in the Investment Agreement.

“Senior Stock” has the meaning set forth in Section 2(b).

“Series A-1 Preferred Stock” has the meaning set forth in Section 1.

“Series A-2 Preferred Stock” means the series of Preferred Stock classified as “Series A-2 Preferred Stock” of the Company.

“Subsidiary” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing 50% or more of the ordinary voting power (or, in the case of a partnership, 50% or more of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Transfer Agent” means the Person acting as Transfer Agent, Registrar and paying agent for the Series A-1 Preferred Stock, and its successors and assigns.  The Transfer Agent initially shall be the Company.

“Transfer” has the meaning set forth in the Investment Agreement.

“Unredeemed Shares” has the meaning set forth in Section 10.

“Warrant” has the meaning set forth in the Investment Agreement.

“Warrant Shares” has the meaning set forth in the Investment Agreement.

SECTION 4.           Dividends.

(a)         Dividends.  Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4 (such dividends, “Dividends”).

(b)         Accrual of Dividends.  Dividends on each share of Series A-1 Preferred Stock shall (i) accrue on the Liquidation Preference of such share and on any Accrued Dividends on such share, on a daily basis from and including the Issuance Date of such share, whether or not declared, whether or not the Company has earnings and whether or not the Company has assets legally available to make payment thereof, at a rate equal to the Dividend Rate, (ii) compound quarterly and (iii) be payable quarterly in arrears, in accordance with Section 4(c), on each Dividend Payment Date, commencing on the first Dividend Payment Date following the Issuance Date of such share.  Dividends on the Series A-1 Preferred Stock shall accrue on the basis of a 365-day year based on actual days elapsed.  The amount of Dividends payable with respect to any share of Series A-1 Preferred Stock for any Dividend Payment Period shall equal the sum of the daily Dividend amounts accrued in accordance with the prior sentence of this Section 4(b) with respect to such share during such Dividend Payment Period.

(c)         Payment of Dividends.  Dividends shall be payable in cash only if, as and when declared by the Board, and, if not declared by the Board, the amount of Accrued Dividends shall be automatically increased, without any action on the part of the Company or any other Person, in an amount equal to the amount of the Dividend to be paid.  For further clarity, if the Board does not declare and pay in cash, or the Company otherwise for any reason fails to pay in cash, on any Dividend Payment Date pursuant to this Section 4(c) the full amount of any accrued and unpaid Dividend on the Series A-1 Preferred Stock since the most recent Dividend Payment Date, then the amount of such unpaid Dividend shall automatically be added to the amount of Accrued Dividends on such share on the applicable Dividend Payment Date without any action on the part of the Company or any other Person.

(d)         Record Date.  The record date for payment of Dividends on any relevant Dividend Payment Date will be the close of business on the fifteenth (15th) day of the calendar month that contains the relevant Dividend Payment Date whether or not such day is a Business Day.

SECTION 5.           Liquidation Rights.

(a)           Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, the Holders shall be entitled, out of the assets of the Company legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, to receive in full a liquidating distribution in cash and in the amount per share of Series A-1 Preferred Stock equal to the sum of (i) the Liquidation Preference plus (ii) any Accrued Dividends with respect to such share of Series A-1 Preferred Stock plus (iii) any accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share of Series A-1 Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.  Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company after receiving in full what is expressly provided for in this Section 5(a), and after such receipt will have no right or claim to any of the Company’s remaining assets.

(b)          Partial Payment.  If, in connection with any distribution described in Section 5(a), the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders and the liquidating distributions payable to all holders of any Parity Stock, then the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

(c)          Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.  Except as otherwise provided in Section 6, upon the consummation of a merger or consolidation of the Company with another Person in which the Company is not the surviving entity, any Series A-1 Preferred Stock that is outstanding at such time (including any Unredeemed Shares) shall be converted into or exchanged for preference securities of the surviving or resulting entity having substantially the same rights, powers, limitations and restrictions of the Series A-1 Preferred Stock immediately prior to such consummation.

SECTION 6.           Redemption upon a Change of Control.

(a)          Change of Control Redemption.  Subject to Section 6(d), upon the occurrence of a Change of Control, (i) the Company (or its successor or the acquiring or surviving Person in a Change of Control) shall have the right, but not the obligation, to redeem in cash any or all of the outstanding shares of Series A-1 Preferred Stock at the then-applicable Redemption Price (which for purposes of this Section 6 shall be calculated by replacing references to “Redemption Date” with “date of consummation of the Change of Control” in the definition of “Redemption Price”); provided, that any such optional redemption by the Company of any or all of the outstanding shares of Series A-1 Preferred Stock must occur on a pro rata basis with an optional redemption by the Company of outstanding shares of Series A-2 Preferred Stock pursuant to Section 6 of the Certificate of Designations for the Series A-2 Preferred Stock, and (ii) each Holder will have the right, but not the obligation, to require the Company (or its successor or the acquiring or surviving Person in a Change of Control) to redeem in cash any or all of the outstanding shares of Series A-1 Preferred Stock owned by such Holder at the then-applicable Redemption Price (which for purposes of this Section 6 shall be calculated by replacing references to “Redemption Date” with “date of consummation of the Change of Control” in the definition of “Redemption Price”).

(b)         Change of Control Notice.  On or before the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice (a “Change of Control Notice”) shall be sent by or on behalf of the Company to each Holder at its address as it appears in the records of the Company.  The Change of Control Notice shall include:  (i) a description of the material terms and conditions of the Change of Control; (ii) the date on which the Change of Control is anticipated to be consummated; (iii) whether the Company is exercising its right under Section 6(a)(i) to redeem any or all of the outstanding shares of Series A-1 Preferred Stock and, if so, the number of shares of Series A-1 Preferred Stock to be redeemed from such Holder; (iii) the place at which shares of Series A-1 Preferred Stock shall be redeemed; and (iv) the applicable Redemption Price.  If, or to the extent that, the Company (or its successor or the acquiring or surviving Person in a Change of Control) is not exercising its rights pursuant to Section 6(a)(i) to redeem the outstanding shares of Series A-1 Preferred Stock, the Holder may exercise its right pursuant to Section 6(a)(ii) to require the Company (or its successor or the acquiring or surviving Person in a Change of Control) to redeem any or all of the outstanding shares of Series A-1 Preferred Stock owned by such Holder by delivering a written notice to the Company (or its successor or the acquiring or surviving Person in a Change of Control) (the “Election Notice”) stating that the Holder is exercising its right to require the Company (or its successor or the acquiring or surviving Person in a Change of Control) to redeem any or all of its outstanding shares of Series A-1 Preferred Stock and including wire transfer instructions for the payment of the Redemption Price, which Election Notice shall be irrevocable so long as the economic terms and material other terms and conditions of the Change of Control remain unchanged from those set forth in the applicable Change of Control Notice.  Such Election Notice must be delivered on or prior to the later of (x) five (5) Business Days prior to the date on which the Company anticipates consummating a Change of Control (as specified in the Change of Control Notice) and (y) five (5) Business Days after the Holder’s receipt of the Change of Control Notice (such period, the “Election Period”). In the event a Holder timely receives a Change of Control Notice in accordance with this Section 6(b) and fails to deliver the Election Notice within the applicable Election Period, such Holder shall be deemed to have irrevocably waived its right to require the Company (or its successor or the acquiring or surviving Person in a Change of Control) to redeem any or all of its outstanding shares of Series A-1 Preferred Stock under this Section 6; provided, that if there is any change to the economic terms or material other terms and conditions of the Change of Control as compared to those set forth in the applicable Change of Control Notice, the Company shall deliver another Change of Control Notice and commence a new Election Period with respect thereto in accordance with this Section 6 (which shall apply mutatis mutandis).

(c)          Delivery of Redemption Price.  If either the Company (or its successor or the acquiring or surviving Person in a Change of Control) or a Holder has exercised its right to redeem, or require redemption of, any outstanding shares of Series A-1 Preferred Stock pursuant to Section 6(a), then following the consummation of a Change of Control and on or about the same date thereof, subject to Section 6(d), the Company (or its successor or the acquiring or surviving Person in a Change of Control) shall deliver or cause to be delivered to each Holder by wire transfer of immediately available funds in cash the applicable Redemption Price with respect to each of such Holder’s shares of Series A-1 Preferred Stock so redeemed.  In case of any redemption at the option of the Company (or its successor or the acquiring or surviving Person in a Change of Control) of part but not all of the shares of Series A-1 Preferred Stock at the time outstanding, the shares of Series A-1 Preferred Stock to be redeemed shall be redeemed by the Company (or its successor or the acquiring or surviving Person in a Change of Control) from the Holders pro rata based on the number of shares of Series A-1 Preferred Stock held by each Holder.  If the shares of Series A-1 Preferred Stock are certificated, and fewer than all the shares represented by any single certificate are redeemed, then a new certificate shall be issued representing the Unredeemed Shares without charge to the Holder thereof.  No action on the part of the Holder shall be required to receive the applicable Redemption Price, other than to surrender to the Transfer Agent in accordance with the instructions delivered pursuant to the Change of Control Notice the certificates representing the shares of Series A-1 Preferred Stock to be redeemed by the Company or lost stock affidavits therefor (together with any customary indemnity that may be required by the Transfer Agent and the Company), to the extent applicable, or book entry statements evidencing such shares, if uncertificated, as a condition to receiving the applicable Redemption Price; provided that in no event shall any Holder, in connection with any such redemption, be required to agree to any restrictive covenants.

(d)           Partial Redemption.  If Delaware law (or other applicable law) prohibits the Company from redeeming any or all of the shares of Series A-1 Preferred Stock required or sought to be redeemed pursuant to this Section 6, the Company shall not be entitled to elect to redeem any such shares of Series A-1 Preferred Stock pursuant to Section 6(a)(i) and, with respect to any shares of Series A-1 Preferred Stock with respect to which Holders have exercised their redemption rights pursuant to Section 6(a)(ii), the Company shall ratably redeem the maximum number of such shares that it may redeem consistent with such law, and the Company shall redeem the remaining shares of Series A-1 Preferred Stock submitted for redemption as soon as it may lawfully do so under such law.  The inability of the Company (or its successor or the acquiring or surviving Person in a Change of Control) to pay the Redemption Price due to not having sufficient funds legally available therefor shall not relieve the Company (or its successor or the acquiring or surviving Person in a Change of Control) from its obligation to effect the redemption in full when, as and if permitted by applicable law.

(e)          Effect of Redemption.  Effective immediately prior to the close of business on the Redemption Date for any shares of Series A-1 Preferred Stock redeemed pursuant to this Section 6, Dividends shall no longer accrue or be declared on any such shares of Series A-1 Preferred Stock, such shares of Series A-1 Preferred Stock shall cease to be outstanding, and all rights (except to receive the applicable Redemption Price as described herein) with respect to such shares shall cease and terminate, notwithstanding that any certificate of any share called for redemption has not been surrendered for cancellation.

(f)          Status of Redeemed Shares.  Shares of Series A-1 Preferred Stock redeemed in accordance with this Section 6 shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Certificate.

(g)           Change of Control Agreement.  The Company shall not enter into any agreement for a transaction constituting a Change of Control unless (i) such agreement provides for or does not prevent (as applicable) the exercise by the Holders of their rights to require the Company (or its successor or the acquiring or surviving Person in a Change of Control) to redeem their shares of Series A-1 Preferred Stock in a manner that is consistent with and gives effect to this Section 6, and (ii) the acquiring or surviving Person in such Change of Control represents or covenants, in form and substance reasonably satisfactory to the Board acting in good faith, that at the closing of such Change of Control such Person shall have sufficient funds (which may include, without limitation, cash and cash equivalents on the Company’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Change of Control and the payment of the applicable Redemption Price in respect of all outstanding shares of Series A-1 Preferred Stock.

SECTION 7.           Redemption at the Option of the Company.

(a)          Optional Redemption.  The Company may, at its option, redeem for cash all (but not less than all) of the outstanding shares of Series A-1 Preferred Stock (an “Optional Redemption”) (provided, that any such optional redemption by the Company of all (but not less than all) of the outstanding shares of Series A-1 Preferred Stock must occur with the Company also exercising its optional redemption of all (but not less than all) outstanding shares of Series A-2 Preferred Stock pursuant to Section 7 of the Certificate of Designations for the Series A-2 Preferred Stock), at a price per share of Series A-1 Preferred Stock (the “Redemption Price”) equal to:

(i) if the Redemption Date is on or prior to the first (1st) anniversary of the Initial Closing Date, (A) 104.0% multiplied by (B) the sum of (x) the Liquidation Preference plus (y) any Accrued Dividends with respect to such share of Series A-1 Preferred Stock plus (z) any accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share of Series A-1 Preferred Stock as of the Redemption Date;

(ii) if the Redemption Date is after the first (1st) anniversary but on or prior to the second (2nd) anniversary of the Initial Closing Date, (A) 102.0% multiplied by (B) the sum of (x) the Liquidation Preference plus (y) any Accrued Dividends with respect to such share of Series A-1 Preferred Stock plus (z) any accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share of Series A-1 Preferred Stock as of the Redemption Date;

(iii) if the Redemption Date is after the second (2nd) anniversary but on or prior to the third (3rd) anniversary of the Initial Closing Date, (A) 101.0% multiplied by (B) the sum of (x) the Liquidation Preference plus (y) any Accrued Dividends with respect to such share of Series A-1 Preferred Stock plus (z) any accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share of Series A-1 Preferred Stock as of the Redemption Date; and

(iv) if the Redemption Date is after the third (3rd) anniversary of the Initial Closing Date, (A) 100.0% multiplied by (B) the sum of (x) the Liquidation Preference plus (y) any Accrued Dividends with respect to such share of Series A-1 Preferred Stock plus (z) any accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share of Series A-1 Preferred Stock as of the Redemption Date.

(b)         Notice of Optional Redemption.  If the Company elects to effect an Optional Redemption, then a written notice (a “Notice of Optional Redemption”) shall be sent by or on behalf of the Company to each Holder at its address as it appears in the records of the Company.  The Notice of Optional Redemption shall (i) notify such Holders of the election of the Company to redeem all shares of Series A-1 Preferred Stock, the Redemption Price and the Redemption Date, (ii) state the place at which the shares of Series A-1 Preferred Stock called for redemption shall be redeemed and (iii) state where the Holder should deliver wire instructions for payment of the Redemption Price.  The Redemption Date selected by the Company for an Optional Redemption shall be not less than ten (10) Business Days and not more than twenty (20) Business Days after the date on which the Company delivers the Notice of Optional Redemption to the Holders.

(c)           Delivery of Redemption Price.  On the Redemption Date for the Optional Redemption, the Company shall deliver or cause to be delivered to each Holder by wire transfer of immediately available funds in cash the applicable Redemption Price with respect to each of such Holder’s shares of Series A-1 Preferred Stock so redeemed.  No action on the part of the Holder shall be required to receive the applicable Redemption Price, other than to surrender to the Transfer Agent in accordance with the instructions delivered pursuant to the Notice of Optional Redemption the certificates representing the shares of Series A-1 Preferred Stock to be redeemed by the Company or lost stock affidavits therefor (together with any customary indemnity that may be required by the Transfer Agent and the Company), to the extent applicable, or book entry statements evidencing such shares, if uncertificated, as a condition to receiving the applicable Redemption Price; provided that in no event shall any Holder, in connection with any such redemption, be required to agree to any restrictive covenants.

(d)          Effect of Redemption.  Effective immediately prior to the close of business on the Redemption Date for any shares of Series A-1 Preferred Stock redeemed pursuant to this Section 7, Dividends shall no longer accrue or be declared on any such shares of Series A-1 Preferred Stock, such shares of Series A-1 Preferred Stock shall cease to be outstanding, and all rights (except to receive the applicable Redemption Price as described herein) with respect to such shares shall cease and terminate, notwithstanding that any certificate of any share called for redemption has not been surrendered for cancellation.

(e)           Status of Redeemed Shares.  Shares of Series A-1 Preferred Stock redeemed in accordance with this Section 7 shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Certificate.

SECTION 8.           Mandatory Redemption.

(a)          Mandatory Redemption.  On the Mandatory Redemption Date, the Company shall redeem for cash all (and not less than all) of the outstanding shares of Series A-1 Preferred Stock (the “Mandatory Redemption”), at a price per share of Series A-1 Preferred Stock equal to the Mandatory Redemption Price.

(b)           Notice of Mandatory Redemption.  Not less than thirty (30) or more than sixty (60) Business Days prior to the Mandatory Redemption Date, a written notice (the “Notice of Mandatory Redemption”) shall be sent by or on behalf of the Company to each Holder at its address as it appears in the records of the Company.  The Notice of Mandatory Redemption shall (i) set forth the Mandatory Redemption Price for each share to be redeemed and the Mandatory Redemption Date, (ii) state the place at which the shares of Series A-1 Preferred Stock shall be redeemed and (iii) state where the Holder should deliver wire instructions for payment of the Mandatory Redemption Price.  Any failure or defect in the delivery of the Notice of Mandatory Redemption shall not affect the Company’s obligation to redeem all of the outstanding shares of Series A-1 Preferred Stock pursuant to this Section 8.

(c)           Delivery of Mandatory Redemption Price.  On the Mandatory Redemption Date, the Company shall deliver or cause to be delivered to each Holder by wire transfer of immediately available funds in cash the applicable Mandatory Redemption Price with respect to each of such Holder’s shares of Series A-1 Preferred Stock.  No action on the part of the Holder shall be required to receive the Mandatory Redemption Price, other than to surrender to the Transfer Agent in accordance with the instructions delivered pursuant to the Notice of Mandatory Redemption the certificates representing the shares of Series A-1 Preferred Stock to be redeemed by the Company or lost stock affidavits therefor (together with any customary indemnity that may be required by the Transfer Agent and the Company), to the extent applicable, or book entry statements evidencing such shares, if uncertificated, as a condition to receiving the applicable Mandatory Redemption Price; provided that in no event shall any Holder, in connection with any such redemption, be required to agree to any restrictive covenants.

(d)           Partial Redemption.  The Company shall apply all of its assets to paying the Mandatory Redemption Price for all outstanding shares of Series A-1 Preferred Stock and to no other corporate purpose, except to the extent prohibited by Delaware law (or other applicable law).  If the Company shall fail to redeem all of the outstanding shares of Series A-1 Preferred Stock for any reason on the Mandatory Redemption Date (a “Mandatory Redemption Default Event”), in addition to the increase in the Dividend Rate and without limiting any other available remedies to the Holders, the Company shall take any and all reasonable actions to generate sufficient funds to redeem all of the outstanding shares of Series A-1 Preferred Stock, including by way of selling assets, raising equity or other financing or otherwise, and any such funds shall immediately be used to pay the Mandatory Redemption Price for the outstanding shares of Series A-1 Preferred Stock.  If Delaware law (or other applicable law) prohibits the Company from redeeming any of the outstanding shares of Series A-1 Preferred Stock on the Mandatory Redemption Date, then the Company shall ratably redeem the maximum number of the outstanding shares of Series A-1 Preferred Stock that it may redeem consistent with such law, and the Company shall redeem the remaining outstanding shares of Series A-1 Preferred Stock as soon as it may lawfully do so under such law until it has completed the Mandatory Redemption in full.  The inability of the Company (or its successor) to complete the Mandatory Redemption due to not having sufficient funds legally available therefor shall not relieve the Company (or its successor) from its obligation to effect the Mandatory Redemption in full when, as and if permitted by applicable law.

(e)           Effect of Redemption.  Effective immediately prior to the close of business on the date the Mandatory Redemption Price is paid with respect to a share of Series A-1 Preferred Stock pursuant to this Section 8, Dividends shall no longer accrue or be declared on such share of Series A-1 Preferred Stock, such share of Series A-1 Preferred Stock shall cease to be outstanding, and all rights (except to receive the applicable Mandatory Redemption Price as described herein) with respect to such shares shall cease and terminate, notwithstanding that any certificate of any share called for redemption has not been surrendered for cancellation.

(f)           Status of Redeemed Shares.  Shares of Series A-1 Preferred Stock redeemed in accordance with this Section 8 shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Certificate.

SECTION 9.           Redemption upon a Bankruptcy Triggering Event.

(a)         Bankruptcy Triggering Event.  Notwithstanding anything to the contrary herein, upon any Bankruptcy Triggering Event at any time, the Company shall immediately redeem for cash, out of funds legally available therefor, each of the shares of Series A-1 Preferred Stock then outstanding at the applicable Redemption Price (which for purposes of this Section 9 shall be calculated by replacing references to “Redemption Date” with “date of the Bankruptcy Triggering Event” in the definition of “Redemption Price”), by wire transfer of immediately available funds in cash, without the requirement for any notice or demand or other action by any Holder or any other Person; provided that a Holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Triggering Event, in whole or in part, and any such waiver shall not affect any other rights of such Holder or any other Holder hereunder, including any other rights in respect of such Bankruptcy Triggering Event, and any right to payment of such Redemption Price or any other amount, as applicable.  No action on the part of the Holder shall be required to receive the applicable Redemption Price, other than to surrender to the Transfer Agent the certificates representing the shares of Series A-1 Preferred Stock to be redeemed by the Company or lost stock affidavits therefor (together with any customary indemnity that may be required by the Transfer Agent and the Company), to the extent applicable, or book entry statements evidencing such shares, if uncertificated, as a condition to receiving the applicable Redemption Price; provided that in no event shall any Holder, in connection with any such redemption, be required to agree to any restrictive covenants.

(b)          Effect of Redemption.  Effective immediately prior to the close of business on the Redemption Date for any shares of Series A-1 Preferred Stock redeemed pursuant to this Section 9, Dividends shall no longer accrue or be declared on any such shares of Series A-1 Preferred Stock, such shares of Series A-1 Preferred Stock shall cease to be outstanding, and all rights (except to receive the applicable Redemption Price as described herein) with respect to such shares shall cease and terminate, notwithstanding that any certificate of any share called for redemption has not been surrendered for cancellation.

(c)           Status of Redeemed Shares.  Shares of Series A-1 Preferred Stock redeemed in accordance with this Section 9 shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Certificate.

SECTION 10.       Treatment of Unredeemed Shares.  In the event (i) any shares of Series A-1 Preferred Stock are not called or submitted for redemption pursuant to Sections 6 or 7 herein, as applicable or (ii) the Company fails to pay the applicable Redemption Price or Mandatory Redemption Price, as applicable, in full when due in accordance with Sections 6, 7, 8 or 9 herein, as applicable, in respect of some or all of the shares of Series A-1 Preferred Stock called or submitted for redemption (any such shares being “Unredeemed Shares” until the Redemption Price or Mandatory Redemption Price, as applicable, in respect thereof is paid in full in accordance with the Certificate of Designations), then such shares will remain outstanding, shall continue to bear cumulative dividends (and the Redemption Price or Mandatory Redemption Price, as applicable, shall be increased to include such additional unpaid dividends) and shall retain their powers, designations, preferences and other rights under the Certificate of Designations until the Redemption Price or Mandatory Redemption Price, as applicable, in respect thereof is paid in full in accordance with the Certificate of Designations.

SECTION 11.         Approval Rights.

(a)           Series A-1 Approval Rights.  Except as expressly set forth herein, the Series A-1 Preferred Stock shall be non-voting.  The vote or consent of the Holders or holders, as applicable, of at least a majority of the shares of Series A-1 Preferred Stock and shares of Series A-2 Preferred Stock outstanding at such time, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for such purpose, will be required to effect any of the following actions by the Company or any of its Subsidiaries, whether by amendment, merger, consolidation, operation of Law or otherwise, and whether or not such approval is required pursuant to the DGCL:

(i)            amending, altering, modifying, repealing or waiving any provision of (A) the Certificate (excluding the Certificate of Designations and the Certificate of Designations for the Series A-2 Preferred Stock) or Bylaws in a manner that materially and adversely affects the rights, preferences, privileges or powers of the Series A-1 Preferred Stock or the Series A-2 Preferred Stock or any Holder or holder, as applicable, thereof in its capacity as such or (B) the Certificate of Designations or the Certificate of Designations for the Series A-2 Preferred Stock;

(ii)         authorizing or issuing additional shares of, or reclassifying existing securities into, any Parity Stock, any Senior Stock or any securities or rights convertible or exchangeable into, or exercisable for, Parity Stock or Senior Stock (including additional shares of Series A-1 Preferred Stock or shares of Series A-2 Preferred Stock, other than the issuance of shares of Series A-1 Preferred Stock pursuant to the Investment Agreement and Series A-2 Preferred Stock pursuant to Section 17 of the Certificate of Designations);

(iii)          incurring, assuming or guaranteeing any Indebtedness after the Initial Closing Date; provided that such vote or consent shall not be required for the following:  (A) any borrowings under the Credit Agreement that were available to the Company or any of its Subsidiaries as of the Initial Closing Date; (B) any incurrence, assumption or guarantee of Indebtedness to the extent permitted under (I) the Credit Agreement and/or the Existing Indenture, in each case, as in effect as of the Initial Closing Date, or (II) any replacement credit agreement thereof, other than any replacement credit agreement secured by Liens junior to the Liens securing the obligations under the Credit Agreement on the Initial Closing Date (a “Junior Credit Agreement”) (in each case of (I) and (II), other than any Indebtedness secured by a Lien junior to the Liens securing the Credit Agreement and/or such replacement credit agreement, as applicable; provided that in the case of Liens permitted under clauses (c) through (g) of Section 7.01 of the Credit Agreement or any similar provision in any replacement credit agreement thereof, no such consent or vote shall be required); (C) any intercompany Indebtedness among the Company and its wholly-owned Subsidiaries so long as such Indebtedness is held in its entirety by the Company or one or more of its wholly owned Subsidiaries; and (D) any refinancing of the Credit Agreement (other than a Junior Credit Agreement) or Indebtedness that is outstanding immediately prior to the Initial Closing Date (including, for the avoidance of doubt, any subsequent refinancings thereof), including the amount of customary fees, expenses and discounts related to such refinancing;

(iv)         declaring, paying or setting aside any dividend on, or making any distribution with respect to, any Junior Stock or Parity Stock, other than (A) a dividend or distribution payable solely in Junior Stock, or (B) a dividend or distribution from a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company (in each case, other than, with respect to the Series A-2 Preferred Stock, on a pro rata basis with the Series A-1 Preferred Stock);

(v)           redeeming, purchasing or making a liquidation payment relating to any Junior Stock or Parity Stock, other than (A) purchases of Junior Stock pursuant to any employment contract, benefit plan or other similar arrangement approved by the Board with or for the benefit of current or former employees, officers, directors or consultants, (B) as a result of a reclassification of existing Junior Stock for or into other Junior Stock, or existing Parity Stock for or into other Parity Stock, or (C) pursuant to a Permitted Repurchase Transaction (as defined in the Investment Agreement) (in each case, other than, with respect to the Series A-2 Preferred Stock, on a pro rata basis with the Series A-1 Preferred Stock); and

(vi)           agreeing or committing to do or take any action described in this Section 11(a).

For purposes of Section 11(a)(i) and (vi) (to the extent related to (i)) and Section 11(b), the filing in accordance with applicable law of a certificate of designations or any similar document setting forth or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or other terms of any class or series of stock of the Company shall be deemed an amendment to the Certificate.  Any of the actions prohibited by this Section 11(a) (if taken without the prior affirmative vote or consent of Holders or holders, as applicable, of at least a majority of the shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock outstanding at such time approving such action) or Section 11(b) (if taken without the prior affirmative vote or consent of Holders of at least a majority of the shares of Series A-1 Preferred Stock outstanding at such time approving such action) shall be ultra vires, null and void ab initio and of no force or effect.  The Company shall not, and shall cause its Subsidiaries not to (either directly or indirectly, including by merger, consolidation, operation of law or otherwise), by amendment, modification, repeal, restatement, supplementation, termination or waiver of, or consent to any departure by the Company or any of its Subsidiaries from, any provision of the Certificate of Designations or through any Change of Control or any other reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under the Certificate of Designations.

(b)          In addition to and without limiting the foregoing, the vote or consent of the Holders of at least a majority of the shares of Series A-1 Preferred Stock outstanding at such time, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for such purpose, will be required to, whether by amendment, merger, consolidation, operation of Law or otherwise, and whether or not such approval is required pursuant to the DGCL, (i) amend, alter, modify, repeal or waive any provision of the Certificate (including the Certificate of Designations and the Certificate of Designations for the Series A-2 Preferred Stock) or Bylaws in a manner that materially and adversely affects the rights, preferences, privileges or powers of the Series A-1 Preferred Stock or any Holder thereof in its capacity as such as compared to those of the Series A-2 Preferred Stock or any holder thereof in its capacity as such, (ii) amend, alter, modify, repeal or waive this Section 11(b) or Sections 12 or 17 of the Certificate of Designations, or (iii) agree or commit to do or take any action described in this Section 11(b).

(c)          Class Voting.  Each Holder will have one vote per share of Series A-1 Preferred Stock on any matter on which Holders of shares of Series A-1 Preferred Stock are entitled to vote, whether at a meeting or by written consent.

(d)          Written Consents.  The Holders of Series A-1 Preferred Stock may take action or consent to any action without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the shares of Series A-1 Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of such stockholders. The Holders of Series A-1 Preferred Stock shall not have the right to vote such shares on matters other than those expressly set forth in the Certificate of Designations or as otherwise required by law.

SECTION 12.        Minimum Return.  Following the second anniversary of the Initial Closing Date, if (a) a redemption of any of the outstanding shares of Series A-1 Preferred Stock occurs pursuant to Section 6(a)(i) or Section 6(a)(ii) or (b) an Optional Redemption occurs (the Redemption Date applicable to either clause (a) or (b) referred to herein as an “Applicable Redemption Date”), then the Company shall pay to each Holder on the Applicable Redemption Date, in cash, an amount equal to the Incremental Amount for each share of Series A-1 Preferred Stock held by such Holder on the Applicable Redemption Date that is so redeemed.

SECTION 13.       Transfer Agent, Conversion Agent, Registrar and Paying Agent.  The duly appointed Transfer Agent and paying agent for the Series A-1 Preferred Stock shall be the Company.  The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent or paying agent for the Series A-1 Preferred Stock and thereafter may remove or replace such other Person at any time.  Upon any such appointment or removal, the Company shall send notice thereof to the Holders.

SECTION 14.        Replacement Certificates.  If physical certificates evidencing the Series A-1 Preferred Stock are issued, then the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent.  The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

SECTION 15.         Taxes.

(a)          Withholding.  Notwithstanding anything herein to the contrary, the Company shall be entitled to deduct and withhold from any amounts payable with respect to the Series A-1 Preferred Stock any taxes required to be so deducted and withheld under applicable law.  To the extent that any amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of the Certificate of Designations as having been paid to the Person in respect of which such deduction or withholding was made.  The Company shall cooperate in good faith with the Holders to minimize or eliminate any such withholding or deduction, including by giving the Holders an opportunity to provide additional information or to apply for an exemption from, or a reduced rate of, withholding.

(b)           Tax Treatment.  The Company and the Holders agree that (i) it is intended that, for U.S. federal income tax purposes, (A) the mere accrual of dividends with respect to the Series A-1 Preferred Stock shall not be treated as a dividend, unless and until such dividends are declared and paid in cash, (B) the Series A-1 Preferred Stock shall be treated as stock that is “preferred stock” within the meaning of Section 305 of the Code and the U.S. Treasury Regulations promulgated thereunder, (C) Holders will be treated as receiving constructive distributions from the Company with respect to shares of Series A-1 Preferred Stock over the time period beginning on the Issuance Date of such shares and ending on the Mandatory Redemption Date under Section 305(c) of the Code in the aggregate amount equal to the excess, if any, of (x) the Liquidation Preference on the Issuance Date of such shares over (y) the original purchase price for such shares (which amount shall be taken into account over such time period in accordance with the principles described in Section 305(c)(3) of the Code), and (D) any Incremental Amount received by a Holder shall be treated as an additional amount received by a Holder in exchange for the shares of Series A-1 Preferred Stock redeemed in the relevant redemption, and (ii) except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. law), neither the Company nor any Holder shall take any position inconsistent with such treatment on any tax return, in any tax proceeding or otherwise.

(c)           Transfer Taxes.  The Company shall pay any and all documentary, stamp and similar issue or transfer tax (“Transfer Taxes”) due on the issue of shares of Series A-1 Preferred Stock or certificates representing such shares. However, the Company shall not be required to pay any Transfer Tax that may be payable in respect of the issue or delivery (or any transfer involved in the issue or delivery) of any Series A-1 Preferred Stock to a beneficial owner other than the beneficial owner of the Series A-1 Preferred Stock immediately prior to the event pursuant to which such issue or delivery is required, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Company the amount of any such Transfer Tax or has established to the satisfaction of the Company that such Transfer Tax has been paid or is not payable.

SECTION 16.         Rights and Remedies of Holders.

(a)           The various provisions set forth under the Certificate of Designations and the Series A-1 Preferred Stock are for the benefit of the Holders.  The Holder of any share of the Series A-1 Preferred Stock at the time outstanding may protect and enforce the rights of such Holder under the Series A-1 Preferred Stock and the Certificate of Designations by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Series A-1 Preferred Stock, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.  Without limitation of the foregoing, the Holders would be damaged irreparably in the event any of the provisions of the Certificate of Designations are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, the Holders will be entitled to an injunction or injunctions to prevent breaches of the provisions of the Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designation, including by one or more actions for specific performance, in addition to any other remedy to which they may be entitled, at law or in equity.  The Company waives any defense that a remedy at law is adequate and any requirement to prove special damages, post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of the Certificate of Designations.

(b)         Except as expressly set forth herein, all remedies available under the Certificate of Designations, at law, in equity or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies.  The exercise by any Holder of a particular remedy will not preclude the exercise of any other remedy.

SECTION 17.         Conversion.

(a)           Each share of Series A-1 Preferred Stock shall automatically, without any further action by the Company or the Holder thereof, be converted into one (1) share of Series A-2 Preferred Stock upon the occurrence of a Transfer of such share of Series A-1 Preferred Stock by the Holder to any Person other than a Permitted Transferee of such Holder.  All of the terms and conditions of the Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be identical in all material respects, except with respect to this Section 17 and Section 12 of the Certificate of Designations.

(b)          In the event of and upon a conversion of shares of Series A-1 Preferred Stock into shares of Series A-2 Preferred Stock pursuant to Section 17(a), such conversion shall be deemed to have been made, as applicable, at the time that the Transfer of shares occurred and all rights of the Holders of Series A-1 Preferred Stock shall cease and the Person or Persons in whose names or names the shares of Series A-2 Preferred Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Series A-2 Preferred Stock.

(c)          The Company will at all times reserve and keep available out of its authorized but unissued shares of Series A-2 Preferred Stock, solely for the purpose of effecting the conversion of the shares of Series A-1 Preferred Stock pursuant to this Section 17, such number of shares of Series A-2 Preferred Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Series A-1 Preferred Stock into shares of Series A-2 Preferred Stock.

(d)          If the Company in any manner subdivides or combines the outstanding shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, then the outstanding shares of Series A-2 Preferred Stock or Series A-1 Preferred Stock, respectively, will be subdivided or combined in the same proportion and manner.

SECTION 18.        Notices.  All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, addressed:  (i) if to the Company, to its office at 3 Ravinia Drive, Floor 5, Atlanta, GA 30346, (ii) if to any Holder, to such Holder at the address and/or electronic mail address of such Holder as listed in the stock record books of the Company (which, for all purposes hereunder, may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

SECTION 19.       Facts Ascertainable.  When the terms of the Certificate of Designations refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor.  The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series A-1 Preferred Stock issued to a Holder and the date of each such issuance, the Liquidation Preference and Accrued Dividends per share of Series A-1 Preferred Stock and the Dividend Rate in effect from time to time and shall furnish such written record free of charge to any Holder who makes a request therefor.

SECTION 20.        Waiver; Amendment.  Notwithstanding any provision in the Certificate of Designations to the contrary, (a) any provision contained herein and any right of the Holders of Series A-1 Preferred Stock granted hereunder may be waived as to all shares of Series A-1 Preferred Stock (and the Holders thereof) upon the written consent of the Holders of two-thirds of the shares of Series A-1 Preferred Stock then outstanding; provided that any amendment, modification or waiver that, by its terms, would adversely and uniquely affect a Holder relative to other Holders without similarly affecting all of Holders shall require the prior written consent of such adversely and uniquely affected Holder and (b) any amendment hereto (but not any waiver hereunder) shall require the affirmative vote of a majority of the Board of Directors.  Any amendment, modification, repeal, restatement, supplementation, termination or waiver of, or consent to any departure by the Company or any of its Subsidiaries from, the Certificate of Designations shall be ultra vires, null and void ab initio and of no force or effect without the Company having obtained the affirmative vote or consent of the Holders or holders, as applicable, as required by the applicable provisions of the Certificate of Designations.

SECTION 21.        Severability.  If any term of the Series A-1 Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then all other terms set forth herein that can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

SECTION 22.        Interpretation.  When a reference is made in the Certificate of Designations to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to the Certificate of Designations unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in the Certificate of Designations, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in the Certificate of Designations shall refer to the Certificate of Designations as a whole and not to any particular provision of the Certificate of Designations unless the context requires otherwise.  The words “date hereof” when used in the Certificate of Designations shall refer to November 9, 2023.  The terms “or,” “any” and “either” are not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The definitions contained in the Certificate of Designations are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means, unless otherwise specified, such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; provided, that, for the avoidance of doubt, references to the Credit Agreement shall not include any amendments, modifications or supplements after November 9, 2023.  Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States.  Unless otherwise set forth herein, when calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to the Certificate of Designations, the date that is the reference date in calculating such period shall be excluded (and unless otherwise required by law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

SECTION 23.         No Other Rights. Except as set forth in the Certificate, the Bylaws, the Investment Agreement or the Investor Rights Agreement (as defined in the Investment Agreement) or as otherwise required by law or any contract entered into by the Company and any Holder after the date hereof, the Holders will have no rights or preferences in respect of the Series A-1 Preferred Stock except as provided in the Certificate of Designations.